Exhibit 99.1

RXi Pharmaceuticals Announces Pricing of $10 Million

Underwritten Public Offering

MARLBOROUGH, Mass., December 16, 2016/PRNewswire/ – RXi Pharmaceuticals Corporation (NASDAQ: RXII), a clinical-stage company developing innovative therapeutics that address significant unmet medical needs, today announced the pricing of an underwritten public offering of securities for gross proceeds of $10 million, prior to deducting underwriting discounts, commissions and offering expenses payable by the Company.

The offering is comprised of Class A Units, priced at a public offering price of $0.90 per unit, with each unit consisting of one share of common stock and a five-year warrant to purchase one share of common stock at an exercise price of $0.90 per share, and Class B Units, priced at a public offering price of $1,000 per unit, with each unit consisting of one share of Series B Convertible Preferred Stock, which is convertible into 1,111.11 shares of common stock, and 1,111.11 warrants.

The conversion price of the preferred stock and the exercise price of the warrants are fixed and do not contain any variable pricing features or any price-based anti-dilutive features. The preferred stock issued in this transaction includes a beneficial ownership blocker, but has no dividend rights (except to the extent that dividends are also paid on common stock), liquidation preferences or other preferences over common stock. The Class A Units and Class B Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The securities comprising the units are immediately separable and will be issued separately. The Company has applied for the listing of the warrants on the NASDAQ Capital Market and will use its best efforts to have that listing effective on or before the closing of the offering. The offering is expected to close on December 21, 2016, subject to the satisfaction or waiver of customary closing conditions.

A total of 2,131,111 shares of common stock, 8,082 shares of Series B Convertible Preferred Stock convertible into 8,980,000 shares of common stock and warrants to purchase 11,111,111 shares of common stock will be issued in the offering.

In addition, the Company has granted the underwriters a 45-day option to purchase up to 1,666,666 additional shares of common stock and/or additional warrants to purchase up to 1,666,666 shares of common stock solely to cover overallotments, if any, at the public offering price per share less the underwriting discounts and commissions.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT-LTS) is acting as the sole bookrunner for the offering, and Griffin Securities, Inc. is acting as co-manager.

The securities are offered pursuant to a registration statement on Form S-1 (File No. 333-214199), which was declared effective by the Securities and Exchange Commission (SEC) on December 15, 2016. A final prospectus related to the offering will be filed with the SEC on or about December 16, 2016. Copies of the final prospectus, when available, may be obtained at the SEC’s website at www.sec.gov, or by contacting Ladenburg Thalmann & Co. Inc., 570 Lexington Avenue, 11th Floor, New York, New York 10022 or by email at prospectus@ladenburg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a clinical-stage company developing innovative therapeutics that address significant unmet medical needs. Building on the pioneering discovery of RNAi, the Company’s discovery and clinical development programs are based on its proprietary self-delivering RNAi (sd-rxRNA®) platform and Samcyprone™, a small molecule topical immunomodulator. Current clinical development programs include RXI-109, an sd-rxRNA, for the treatment of dermal and ocular scarring, and Samcyprone™ for the treatment of such disorders as warts, alopecia areata, non-malignant skin tumors and cutaneous metastases of melanoma. RXi’s robust pipeline, coupled with an extensive patent portfolio, provides for multiple product and business development opportunities across a broad spectrum of therapeutic areas. We are committed to being a partner of choice for academia, small companies, and large multinationals. We welcome ideas and proposals for strategic alliances, including in- and out-licensing opportunities, to advance and further develop strategic areas of interest. Additional information may be found on the Company’s website, www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the offering. These forward-looking statements involve significant risks, uncertainties and assumptions, including the risk that the offering does not close. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Contact

RXi Pharmaceuticals Corporation

Tamara McGrillen

508-929-3646

tmcgrillen@rxipharma.com